EXHIBIT 99.1

PRESS RELEASE

For immediate release – June 6, 2007

Contact: Ayden R. Lee, Jr., Chairman, President & CEO

(919) 963-2177

Four Oaks Bank Ranked in Top 200 Community Banks in U.S.

Four Oaks, NC…..According to US Banker magazine’s June edition, Four Oaks Fincorp, Inc., the single bank holding company for Four Oaks Bank & Trust Company, was named one of the Top 200 Community Banks in the United States.  The magazine ranked Four Oaks Fincorp, Inc. 145th out of approximately 9,500 banks nationwide with assets less than $1 billion (based on 3-year average return on equity).

Ayden R. Lee, Jr., Chairman, President & CEO of Four Oaks Fincorp, Inc. said  “Ranking among the 200 best performing community banks in the United States is an achievement worthy of recognition.  I am thankful for our success and for the role that every customer, employee, and shareholder has played to make this possible.  Without loyal customers, dedicated employees, and the investors’ confidence we would not be able to produce these results.”

The US Banker article entitled “Top Banks Focus on the ‘E’ in ROE” (return on equity) focused on how the most successful community banks are increasing their strategy of managing their capital base to increase returns on equity.

Four Oaks Fincorp, Inc. had a strong ranking with a 2006 ROE of 15.41% and a three-year average ROE of 13.50%. Other significant numbers attributing to the high performance of Four Oaks Fincorp, Inc. are its 2006 efficiency ratio of 57.06% and profit margin of 39.67%, both extremely strong indicators of banks recognized in the magazine’s Top 200.

Four Oaks Bank & Trust Company, the primary subsidiary of Four Oaks Fincorp, Inc., is a state chartered bank operating thirteen offices in Four Oaks, Smithfield, Clayton, Benson, Fuquay-Varina, Holly Springs, Sanford, Wallace, Harrells, Zebulon and Garner, North Carolina.  In addition to primary banking operations, other related services are provided by Four Oaks Financial Services, an insurance and investment division of the bank and Four Oaks Mortgage Company, a subsidiary of Four Oaks Fincorp, Inc. Common stock of Four Oaks Fincorp, Inc. is traded on the OTC bulletin board with the symbol FOFN.OB. Additional corporate information, product descriptions, and online services can be located on the Bank's website at http://www.fouroaksbank.com.